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EXHIBIT 10.3

November 15, 2023

Mr. Guillermo Novo

8145 Blazer Drive

Wilmington, DE, 19808

Dear Guillermo,

In recognition of your many contributions to Ashland Inc. (the “Company”), the Board of Directors (the “Board”) would like to encourage your continued employment as Chair and Chief Executive Officer through at least December 31, 2026.

In this regard, at its meeting on November 14, 2023 (the “Grant Date”), the Board intends to approve a one-time grant to you of stock units (the “One-Time Award”) with an award value of $1MM (the “Award Value”). The Award Value shall be converted to a number of units using the closing per-share price of the Company’s common stock on the Grant Date and shall be allocated as follows:

(i) 60% to performance units, the payout of which shall depend on the extent to which the Company achieves certain pre-established performance goals during the three-year performance period ending September 30, 2026, with any earned units vesting on December 31, 2026, and

(ii) 40% to time-based restricted stock units that cliff-vest on December 31, 2026, in each case subject to your continued employment with the Company through the vesting date.

Except as otherwise provided herein, the One-Time Award shall be granted on the terms, and subject to the conditions, of the 2021 Omnibus Incentive Compensation Plan and the standard forms of award agreement used for other equity grants under the Company’s 2023 long-term incentive program (including, with respect to the performance units, the same performance goals, targets and payout schedules). Notwithstanding anything contained in the offer letter between you and the Company dated as of October 8, 2019 (the “Offer Letter”), the One-Time Award shall not be eligible for early vesting upon your Retirement, as such term is defined in the Offer Letter or other provisions as defined in the grant agreement, and by signing below, you specifically waive accelerated vesting of the One-Time Award upon your Retirement prior to December 31, 2026. However, in the event that the Company terminates your employment other than for “Cause” (as defined in the Ashland Inc. Senior

Ashland 5200 Blazer Parkway, Dublin, OH 43017

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Leadership Severance Plan) on or after May 14, 2025, then (i) the time-based restricted stock units that comprise 40% of the One-Time Award will be pro-rated and vest on an accelerated basis upon the date of such termination (and the shares delivered upon or as soon as practicable following the date of termination), and (ii) the performance units that comprise the other 60% of the One-Time Award will be pro-rated and settled on or as soon as practicable after the end of the applicable performance period based on actual performance results for the entire performance period.

The Company is excited about your continuing role as Chief Executive Officer and looks forward to a beneficial and productive relationship. Nevertheless, please note that this letter agreement is not a contract of employment for any specific or minimum term and you may resign your employment, and the Company likewise may terminate your employment, at any time for any reason. That said, in exchange for the One-Time Award, you agree to provide the Company with at least 180 days’ advance notice if you intend to resign your employment without Good Reason (including due to your Retirement), and the Company likewise agrees to provide you with 180 days’ advance notice if it intends to terminate your employment without Cause; provided that this advance notice obligation shall cease to apply on and after a Change in Control, at which time the notice provisions of your Change in Control Agreement shall apply. Any capitalized terms used, but not otherwise defined, in this letter agreement shall have the meanings given to such terms in the Ashland Inc. Senior Leadership Severance Plan.

Please confirm your agreement with these terms by signing below and return a copy for our files. If you have any questions, or need additional information, please give me a call.

Sincerely,

ASHLAND INC.

By: ________________________

Jay V. Ihlenfeld

Lead Independent Director

AGREED AND ACCEPTED BY:

___________________________ ____________

Guillermo Novo Date

Ashland 5200 Blazer Parkway, Dublin, OH 43017